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                                                                      Exhibit 11

                              RUSSELL CORPORATION
                       Computation of Earnings Per Share
                (Dollars in Thousands Except Per Share Amounts)
                                  (Unaudited)





                                                            13 Weeks Ended

                                                      -----------------------
                                                         4/6/97      3/31/96
                                                      ----------  ----------
Net income                                               $11,303     $11,652
                                                      ==========  ==========

Shares:
  Weighted average common
     shares outstanding                               37,806,137  38,678,635

  Net common shares issuable
     on exercise of certain
     stock options                                       301,009     151,405
                                                      ----------  ----------
  Average common and common
     equivalent shares
     outstanding                                      38,107,146  38,830,040
                                                      ==========  ==========

Earnings per common and
  common equivalent share                                  $0.30       $0.30





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